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Exhibit 10

OPERATING AGREEMENT

     THIS OPERATING AGREEMENT made and entered into effective November __, 1993, by and between KENNETH L MASON, individually and KLM EXPLORATION, INC., a Kansas corporation (collectively referred to as "KLM"), and G.S.&C., Inc., a Nevada corporation ("GS&C").
PREMISES

     A. WHEREAS, KLM has entered into a farmout agreement dated August 28, 1992 (the Williams Agreement"), with Williams Natural Gas Company ("Williams") with respect tocertain properties located in the state of Kansas, commonly referred to as the McLouth Storage Field, said properties fully described in Exhibit "A" attached hereto and made apart hereof and hereinafter referred to as the 'Location," which property excludes such property currently held by production by KLM, and;

     B. WHEREAS, KLM is currently negotiating with Williams to modify the terms of the Williams Agreement with Williams to provide for drilling on a well by well basis (the "Amendment"), and OS&C will be a ratifying party to the Amendment; and

     C. WHEREAS, KLM and GS&C have entered into an Agreement in Principal dated September 22, 1993, wherein GS&C will cause to be performed drilling for the purpose of producing oil from the Location.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto which are set forth herein KLM and GS&C agree as follows:

1. Interests of the Parties in Oil and Gas. If any party owns an oil and gas interest in the Location, the owner thereof shall be deemed to own both the royalty interest and the interest of the lessee. In connection with the drilling of wells pursuant to this Agreement KIM agrees that on the spud-in date for each well, KLM will convey or assign to GS&C all leases to be secured by such drilling. KLM and GS&C agree that if any time during this Agreement, KLM desires to sell any or all of its interest in the Location, or working interest, GS&C shall have a 1st right of refusal to match any said offer within thirty (30) days. In any event, GS&C shall reserve the right to 5,000 acres within the Location.

2. Interests of Parties in Costs of Production. Unless otherwise provided in the Williams Agreement, the Amendment, and this Agreement, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations of the Location shall be owned, by the parties as their interests are set forth below:

     Interest Holder           Type of Interest                   Interest
     ---------------           ----------------                   --------
Williams Natural Gas Company   Overriding Royalty                 1/16 of 8/8
Existing Lease Holder          Overriding Royalty                 1/8 of 8/8
Landman                        Overriding Royalty                 1/100 of 8/8
KLM                            Working, carried to the tanks      25%
GS&C                           Working                            75%


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     In the same manner, the parties shall also own production of oil from the
Location subject to the payment of royalties as set forth herein.

3. Excess Royalties, Overriding Royalties, and Other Payments. Unless otherwise provided in the Williams Agreement the Amendment and this Agreement, if the interest of any party in any lease covered hereby is subject to any royalty, over-riding royalty, production payment or other burden on production in excess of the amount stipulated in paragraph 2 above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

4. Subsequently Created Interests. If any party should after the date of this Agreement create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder (any such interest being hereinafter referred to as "subsequently created interest' and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as the "burdened party") and if the burdened party is required under this Agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other parties harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and

5. Designation and Responsibility of Operation and Driller. KLM shall be the Operator of the wells drilled on the Location and shall conduct and direct and have full control of all operations of the wells drilled on the Location as permitted and required by and within the limits of this Agreement, the Williams Agreement, and the Amendment, and KLM shall conduct all such operations in good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except as may result from gross negligence or willful misconduct.

6. Consideration to Operator. GS&C agrees to pay to KLM for supervising the day-to-day operations of the wells to be drilled on the Location, $1,000 per well over and above the invoice costs incurred from all contractors in connection with the drilling and completion of each well. In addition, GS&C will pay to KLM monthly, a fee of $100 for the first well completed and $75 for each additional well completed on the Location until such well is plugged and abandoned.

7. Operating Bond and Permits. KLM agrees to be responsible for obtaining all operating bonds and permits as may be specified in the Williams Agreement and the Amendment, including obtaining all regulatory permits and licenses as may be required to permit the drilling specified pursuant to this Agreement. Further, KLM, will at its sole cost maintain insurance coverage in those amounts set forth in the Williams Agreement and the Amendment.

8. Drilling and Development. GS&C shall prepare and submit a drilling proposal to KLM, and on approval of the parties of the well locations, GS&C shall commence drilling (8) wells prior to December 31, 1993. GS&C shall cause to be commenced drilling on the Location prior to Nov. 10, 1993.
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9.     Other Drilling and Development. KLM shall give GS&C a first right of refusal to perform all drilling on the Location, except drilling performed by KLM, on property within the Location currently defined as property held by production. Should KLM receive a proposal from a third parties to drill on the location, KLM will provide GS&C with a copy of the third party's drilling proposal and give GS&C up to 30 days to match such drilling proposal. If OS&C fails to submit a drilling proposal to KLM within 30 days from receipt from KLM of a copy of the third party's drilling proposal, GS&C will forfeit its right to drill on the acreage in the Location covered by the proposal, unless KLM does not proceed with the drilling proposal with the third party.

10. Access to Location and Information. KLM, GS&C, and William shall have access to the Location at all reasonable times to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, day drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Location.

11. Abandonment of Wells. Except as may be otherwise provided in the Williams Agreement or the Amendment, any well drilled pursuant to this Agreement that is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. All such wells shall be plugged and abandoned in accordance with applicable regulations. GS&C shall be responsible for complying with all plugging requirements, including obtaining a plugging bond, as may be required by the state of Kansas or Williams.

12. Liabilities and Expenditures. The liabilities of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations and shall be liable only for its proportionate share of the costs of developing and operating the wells on the Location. Except as otherwise provided herein, GS&C shall promptly pay and discharge expenses incurred in the development and operation of the wells drilled on the Location. GS&C shall be responsible for all out-of-pocket expenses incurred by KLM in connection with operation of the wells drilled on the Location, including pre-approved extraordinary expenses. GS&C shall be responsible for any additional costs borne by KLM of which GSC has had a material part and has caused KLM expenses above normal operating costs. Such costs shall be allocated in proportion to KLMs and GSC&C responsibilities. GS&C shall be responsible for new lease acquisition costs covered under the Agreement acreage. KLM shall be responsible for its proportionate share of all operating expenses incurred after the tanks, which amount shall be withheld from any payments due KLM under this Agreement as a result of their 25% working interest through the tanks.

13. Purchaser and Payment of Production Income. GS&C will have sole right to determine to whom it will sell and whom shall be entitled to purchase the production from the wells drilled on the location. Such purchaser shall be provided with a division order stipulating the owners of interest in the production and for calculation of royalties, including the designation of which costs and taxes shall be deducted from the royalty amount.PAGE
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14.     Indemnification Against Claims by Third Parties.  KLM agrees to indemnify GS&C against any claim by a third party for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such parties and such third party, whether express or implied, from the actions of such parties.

15. Force Majeure. If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The term 'force majeure' as herein employed shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

16. Term of the Agreement. This Agreement shall remain in full force and effect to the leases and interest subject hereto so long as any of the leases subject to this Agreement remain or are continued in force as to any part of the Location, whether by production, extension, renewal or otherwise.

17. Laws, Regulations, and Orders. This Agreement shall be subject to the conservation laws of the state in which the Location is located, to the valid rules, regulations, and order of any duly constituted regulatory body of the same state, and to all other applicable federal state, and local laws, ordinances, rules, regulations, and orders.

18. Third-Party Consent. The parties recognize that the consent of Williams is required in order to affect the covenants and terms of this Agreement, which consent is indicated within the signatories set forth below.

19. Governing Law. This Agreement shall be governed by and construed under and in accordance with the of the state of Kansas.

20. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and an of which taken
together shall be but a     single instrument.

21. Attorneys' Fees. If either party to this action defaults on any of the provisions contained herein, the defaulting party agrees to pay all costs of enforcing this Agreement, including attorneys' fees, costs, and expenses.

22. No Waiver. In the event that any party institutes any action or permitted other action to enforce this Agreement or to secure relief from any default hereunder or breach hereof the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any arbitration award or arbitration judgment rendered therein.
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     IN WITNESS WHEREOF, the parties to this Agreement have executed the same the day and year first above written.

G.S.C, INC.

By: /S/ T. Kent Rainey
Its Duly Authorized Officer

KLM EXPLORATION, INC.

By: /S/ Kenneth L. Mason
President

By: /S/ Kenneth L. Mason
Individually

     Williams Natural Gas Company, hereby acknowledges receipt of this Agreement and hereby consents and agrees with said Agreement and the terms and conditions above set forth this Nov. 17, 1993.

WILLIAMS NATURAL GAS COMPANY

By: /S/ Ron Mercer
Its Vice President